Exhibit 99.1

Company Contact:

Donald H. Walker	Bill Roberts, CTC
Vice President-Finance and CFO	(937) 434-2700
Frisch’s Restaurants, Inc.	Wayne Buckhout, CTC
(513) 559-5202	(937) 434-2700

Frisch’s Reports Record Sales and Earnings in Second Quarter

of Fiscal 2005

FOR IMMEDIATE RELEASE

Cincinnati, OH—January 10, 2005, Frisch’s Restaurants, Inc. (Amex: FRS) reported record sales and earnings for the 12-week second quarter ended December 12, 2004. Revenues rose 11.1% to $67,058,050 from $60,383,860 for last year’s second quarter. Earnings for the quarter rose 13.8% to $2,744,051 compared to $2,410,570 last year. Diluted earnings per share increased to $.53 per share from $.47 per share last year.

For the first half of the fiscal year, revenue rose 10% to $151,543,068 from $137,786,905 for the first half of last year. Earnings declined 1% to $5,642,722 from $5,698,591. Diluted earnings per share were $1.10 for the first half of fiscal 2005 versus $1.12 per share last year.

Craig F. Maier, President and Chief Executive Officer, said, “Same store sales in the second quarter at our Big Boy restaurants increased 3.2%. This marks the twenty-eighth out of the last twenty-nine quarters that same store sales have increased in our Big Boy restaurants. For the twenty-eight weeks, same store sales are ahead 1.8%. A new Big Boy was opened in late September, replacing an older Big Boy on the same site. In addition, one other older Big Boy was permanently closed in November.

“Same store sales for our Golden Corral restaurants declined 5.9% for the quarter and 4.7% year to date. We now have twenty-nine Golden Corrals in operation with one more under construction in Louisville.”

Frisch’s Restaurants, Inc. is a regional company that operates and licenses others to operate full service family-style restaurants under the name of Frisch’s Big Boy, and operates grill buffet-style restaurants under the name Golden Corral under certain licensing agreements. All restaurants currently operated by the Company are located in various regions of Ohio, Kentucky and Indiana. The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. Plans are in place to expand Golden Corral operations into certain parts of Michigan, Pennsylvania and West Virginia.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

(In thousands, except per share data)

	Twenty-eight weeks ended		Twelve weeks ended
	Dec. 12, 2004	Dec. 14, 2003	Dec. 12, 2004	Dec. 14, 2003
Revenue
Sales	$150,810	$137,129	$66,747	$60,092
Other	733	658	311	292

Total revenue	151,543	137,787	67,058	60,384

Costs and expenses
Cost of sales
Food and paper	52,753	46,496	23,338	20,290
Payroll and related	50,192	46,345	22,200	20,458
Other operating costs	30,758	27,879	13,204	12,320

	133,703	120,720	58,742	53,068
Administrative and advertising	7,576	6,915	3,252	2,956
Interest	1,447	1,316	640	583

Total costs and expenses	142,726	128,951	62,634	56,607

Earnings before income taxes	8,817	8,836	4,424	3,777

Income taxes	3,174	3,137	1,680	1,366

Net earnings	$5,643	$5,699	$2,744	$2,411

Earnings per share (EPS) of common stock:
Basic net earnings per share	$1.12	$1.15	$.54	$.48

Diluted net earnings per share	$1.10	$1.12	$.53	$.47

Diluted average shares outstanding	5,153	5,096	5,144	5,128

Depreciation included above	$6,230	$5,736	$2,741	$2,408

Opening expense included above	$1,050	$947	$327	$513

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	Dec. 12, 2004 (unaudited)	May 30, 2004
Assets
Current assets
Cash and equivalents	$1,276	$294
Receivables	1,648	1,766
Inventories	4,646	4,382
Other current assets	3,239	3,101

	10,809	9,543

Property and equipment	143,139	135,720

Other assets
Goodwill & other intangible assets	2,108	1,864
Property held for sale and land investments	2,164	2,309
Other	7,511	7,412

	11,783	11,585

	$165,731	$156,848

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$13,466	$13,380
Accrued expenses	8,113	8,238
Other	10,154	8,486

	31,733	30,104

Long-term obligations
Long-term debt	37,801	35,227
Other long-term obligations	12,443	12,050

	50,244	47,277

Shareholders’ equity	83,754	79,467

	$165,731	$156,848